CONSENT

THIS CONSENT is executed as of the 15th day of May, 2007, by and among Principal Mutual Life Insurance Company (the "Company"), Putnam Variable Trust (the "Trust"), and Putnam Retail Management Limited Partnership (the "Underwriter").

WHEREAS, the Company, the Trust and the Underwriter are parties to a Participation
Agreement dated as of May I, 1998, as amended (the "Participation Agreement").

WHEREAS, the Company wishes to consent for all purposes under the Participation Agreement to the sale of Putnam Investments Trust, the indirect parent company of the Underwriter, to Great-West Lifeco Inc. or its affiliates (the "Great-West Transaction"), and each of the parties hereto wish to agree that the Participation Agreement shall not terminate as a result of the Great-West Transaction.

NOW THERFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.	For purposes of the Participation Agreement, the Company hereby expressly consents to any assignment of the Participation Agreement that will occur as a result of the Great West Transaction.

2.
Notwithstanding anything to the contrary contained in the Participation Agreement, including, without limitation, Section 6.6 thereof, the Participation Agreement shall not terminate as a result of the Great-West Transaction, and shall remain in full force and effect.

3.	This Consent shall be governed and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

4.
A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the first above written date.

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP	PUTNAM VARIABLE TRUST

By: /s/ Mark Coneeny	By: /s/s Jonathan Horwitz
Name: Mark Coneeny	Name: Jonathan Horwitz
Title: Managing Director	Title: Managing Director

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
(Now Known as PRINCIPAL LIFE INSURANCE COMPAYN)

By: /s/ Sara Wiener
Name: Sara Wiener
Title: Director - Product Management